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                             ARTICLES OF AMENDMENT
                          OF ARTICLES OF INCORPORATION
                                       OF
                          CEDAR SHOPPING CENTERS, INC.

                             ---------------------

         Cedar Shopping Centers, Inc., a Maryland corporation (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         The Articles of Amendment presently being filed increase the number of authorized shares of Common Stock and Preferred Stock and the aggregate value thereof. The Corporation is presently authorized to issue 55 million shares, consisting of 50 million shares of Common Stock with a par value of $.06, amounting in the aggregate to par value of $3,000,000, and 5 million shares of Preferred Stock with a par value of $.01 per share, amounting in the aggregate to par value of $50,000. The Articles of Amendment increase the number of authorized shares of Common Stock to 150 million shares and the number of authorized shares of Preferred Stock to 12.5 million shares.

1. The Articles of Incorporation of the Corporation, filed with the State Department of Assessments and Taxation of Maryland on June 12, 1998, as amended, are hereby amended as follows:

         (i) The first paragraph of Article IV shall be deleted in its entirety and replaced with the following:

                                 Capital Stock

         A. Authorized Shares. The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is 162.5 million shares, consisting of 150 million shares of Common Stock with a par value of $.06 per share (the "Common Stock"), amounting in the aggregate to par value of $9,000,000 and 12.5 million shares of Preferred Stock with a par value of $.01 per share (the "Preferred Stock"), amounting in the aggregate to par value of $125,000.

         (ii) The first sentence of Article IV C shall be amended to read as follows:

                             "C. Preferred Stock. The Board of Directors of the
                   Corporation by resolution is hereby expressly vested with authority to provide for the issuance of the shares of Preferred Stock in one or more classes or one or more series, with such voting powers, full or limited, or no voting powers, and with such designations, preferences and relative, participating, optional and other special rights and qualifications, limitations or restrictions thereof, if any, as shall be stated and expressed in the resolution or resolutions providing for such issue adopted by the Board of Directors; provided, however, (1) the preferred stock will not be used as, or in conjunction with, an anti-takeover defense (including potential mergers, in connection with an existing or future shareholder rights plan,



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                   or by designating terms, or issuing shares in transactions for the purposes of aiding management in defending against an unsolicited bid for control of the Company) unless approved by the shareholders at such time; (2) the preferred stock will not be issued to an individual or group for the purpose of creating a block of voting power to support management on controversial issues without receiving shareholder approval; and (3) if the preferred stock is to have voting rights, the shares will have the same voting rights as the common stock (including upon conversion)".

2. The Amendment to the Articles of Incorporation of the Corporation has been advised by the Board of Directors and approved by the holders of at least two-thirds of the shares of the Corporation's Common Stock entitled to vote at the Corporation's Special Meeting held on September 12, 2007.



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         IN WITNESS WHEREOF, we the undersigned President and Secretary hereby swear under penalties of perjury that the adoption of the foregoing Articles of Amendment of Articles of Incorporation of Cedar Shopping Centers, Inc. is a corporate act of Cedar Shopping Centers, Inc., and that we have caused these Articles of Amendment to be executed and attested this 12th day of September, 2007.

                                       CEDAR SHOPPING CENTERS, INC.


                                       By:
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                                          Leo S. Ullman, President


Attest:


------------------------------
Stuart H. Widowski, Secretary




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